EXHIBIT 10.4

[Certain information marked as [***] has been excluded from Exhibit A to this Exhibit 10.4 because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.]

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (this “Agreement”) is made on January 30, 2019 by and between CAPRIGHT PROPERTY ADVISORS, LLC, an Illinois limited liability company (“CAPRIGHT”), and Invesco Real Estate Income Trust Inc., a Maryland Corporation (“INVESCO”).

WHEREAS, INVESCO intends to conduct (i) a private offering of its common stock pursuant to a confidential private placement memorandum (as amended and supplemented from time to time, the “Memorandum”), and (ii) a public offering of its common stock pursuant to a registration statement on Form S-11 (as amended and supplemented from time to time, the “Registration Statement”), at prices based upon the net asset value (“NAV”) per share for each class of common stock being offered; and

WHEREAS, INVESCO desires that CAPRIGHT perform real estate appraisals (“Property Appraisals”) of properties that INVESCO owns or may in the future acquire (the “Subject Properties”) in order to assist in the calculation of NAV.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.    SERVICES.    CAPRIGHT will perform services set for below in accordance with INVESCO’s valuation guidelines adopted by INVESCO’s board of directors (the “Board”), as amended from time to time (the “Valuation Guidelines”):

(a)    Perform Property Appraisals for each of the Subject Properties on a staggered basis such that (i) the timing of the Property Appraisals will be approximately evenly distributed throughout each quarter and each year and (ii) each Subject Property will be valued at least once per calendar quarter, and (iii) each Subject Property will be visited at least once each year. Property Appraisals will be delivered to Invesco Advisers, Inc., the external adviser to INVESCO, or any replacement advisor (the “Adviser”), promptly after such valuations becomes available. All Property Appraisals will be performed in accordance with the Code of Ethics & Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (“USPAP”) of the Appraisal Foundation. Each Property Appraisal must be reviewed, approved and signed by an MAI designated member of the Appraisal Institute (“MAl”). The professional staff members assigned to this engagement must be appropriately qualified to perform the work, and their work must be reviewed by other qualified MAIs. The resumes of professionals working on this engagement have been provided to INVESCO prior to the date hereof and shall be provided prior to each subsequent renewal of the term of this Agreement or upon any proposed change in such professionals working on this engagement; provided, that CAPRIGHT shall have received the approval of INVESCO prior to making any change in the professionals working on this engagement, such approval to be in INVESCO’s sole discretion.

(b)    Independently assemble and maintain Argus, Excel or other models to ensure that property-specific information provided by INVESCO is accurately reflected in the Property Appraisal.

(c)    Deliver the following items to INVESCO within an agreed upon time frame:

i.    Draft and final real estate appraisal reports for each Subject Property;

ii.    Final Argus models developed by CAPRIGHT;

iii.    Portfolio-level analytics report detailing key information used to determine property values, including the following for each Subject Property: property name, property type, property location, square feet owned, current value conclusion, previous value conclusion, discount rate, cap rates, occupancy, rent per square foot owned, market rent, market rent growth and any other pertinent statistics;

iv.    Explanation of current value conclusions compared to previous values; and

v.    Explanations of outlying property conclusions compared to similar properties in INVESCO’s portfolio or the general market.

(d)    Provide interim Property Appraisals of the Subject Properties outside the quarterly valuation cycle if (i) the Adviser or INVESCO notifies CAPRIGHT of a property specific material event and CAPRIGHT in its judgment, believes that the value for the Subject Property has changed materially as a result of the property specific material event, (ii) as requested by the Adviser or in the judgment of CAPRIGHT, as a result of a capital market material event, or (iii) CAPRIGHT determines it necessary to confirm any valuation previously communicated to the Adviser. CAPRIGHT shall perform and deliver the new valuation to INVESCO within three business days of the material event unless CAPRIGHT and the Adviser agree that additional time is necessary.

(e)    With respect to the Property Appraisals involving the Subject Properties, provide the Board with periodic valuation reports in connection with regularly scheduled Board meetings, or at such other times as may be requested by the Board.

(f)    Monitor, together with the Adviser, overall market conditions and communicate conditions CAPRIGHT believes could materially impact any of INVESCO’s values.

(g)    Meet with the Board at least once per year, or more frequently as requested by the Board, to review the Valuation Guidelines and discuss the services provided by CAPRIGHT to INVESCO.

(h)    Review the Valuation Guidelines, in cooperation with the Adviser, at least annually and provide its feedback on the operations of the valuation procedure described therein to INVESCO and the Adviser.

(i)    Prepare, in cooperation with the Adviser, an annual plan to determine when the Property Appraisals will occur.

2.    PAYMENT FOR SERVICES. To receive compensation for the services rendered by CAPRIGHT, CAPRIGHT shall submit an invoice to INVESCO and shall receive the amounts set forth in Exhibit A hereto in accordance with the terms and conditions set forth therein. Such amounts shall be paid quarterly, in arrears, within thirty (30) business days after receipt by INVESCO of each invoice.

3.    REPRESENTATIONS AND WARRANTIES.

(a)    Representations and Warranties of INVESCO. INVESCO represents and warrants to CAPRIGHT that:

i.    It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii.    The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii.    It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv.    There are no actions, suits or proceedings pending, or to the knowledge of INVESCO, threatened against INVESCO which could reasonably be expected to have a material adverse effect on the ability of INVESCO to comply with the terms of this Agreement.

v.    INVESCO or its agents will supply CAPRIGHT with the property-specific information reasonably necessary to enable CAPRIGHT to perform its duties pursuant to this Agreement. This information may include, but not be limited to: rent rolls, annual operating statements and budgets, leases or lease abstracts, access to the property and the property managers if necessary, engineering reports, environmental reports, updates regarding tenant activities if necessary, capital expenditures and budgets, and acquisition or disposition activity.

vi.    INVESCO or its agents will promptly notify CAPRIGHT of any material event of which it is reasonably aware that could impact the real estate related to one or more of the Subject Properties.

(b)    Representations and Warranties of CAPRIGHT. CAPRIGHT represents and warrants to INVESCO that:

i.    It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii.    The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii.    It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations that are or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv.    There are no actions, suits or proceedings pending, or to the knowledge of INVESCO, threatened against CAPRIGHT which could reasonably be expected to have a material adverse effect on the ability of CAPRIGHT to comply with the terms of this Agreement.

v.    It will perform services in a professional and workmanlike manner.

vi.    It will maintain professional liability and errors and omissions insurance coverage as set forth in Section 12 hereof.

4.    EFFECTIVE DATE. This Agreement shall be effective as of the date first written above (the “Effective Date”).

5.    CONFIDENTIALITY.

(a)    Confidentiality Obligations. Neither party will disclose to any third party without the prior written consent of the other party any confidential information which is received from the other party for the purposes of providing or receiving services pursuant to this Agreement which (i) if disclosed in tangible form, is marked confidential, (ii) if disclosed in any other manner, is confirmed in writing as being confidential or (iii) if disclosed in tangible form or otherwise, is manifestly confidential; it being understood that the reports prepared by CAPRIGHT for INVESCO shall be considered confidential information. Each party agrees that any confidential information received from the other party shall only be used for the purposes of providing or receiving the services under this Agreement or any other contract between the parties.

(b)    Exceptions to Restrictions. The restrictions set forth in this Section 5 will not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving party, (ii) is acquired from a third party who, to the recipient’s knowledge, owes no obligation of confidence with respect to the information or (iii) is or has been independently developed by the recipient.

(c)    Permitted Disclosure. Notwithstanding paragraphs (a) and (b) of this Section 5, either party will be entitled to disclose confidential information of the other party to (i) the disclosing party’s insurers or legal advisors or (ii) a third party to the extent that such disclosure is required by any court of competent jurisdiction or a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose; provided, however, that where reasonably practicable (and without breaching any legal or regulatory requirement), prompt notice in writing shall first be given to the other party.

(d)    Term of Confidentiality. The parties’ respective confidentiality obligations will terminate two years after the expiration or termination of this Agreement.

6.    ACKNOWLEDGEMENT. CAPRIGHT acknowledges that (i) the valuations included in the Property Appraisals provided pursuant hereto will be used or incorporated into INVESCO’s Registration Statement and periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) CAPRIGHT will be named and described in the Registration Statement and in supplements to the prospectus included therein filed with the SEC, as INVESCO’s independent valuation advisor for its properties, (iii) CAPRIGHT will be named as an expert in the Registration Statement and in supplements to the prospectus included therein filed with the SEC, (iv) in connection with the foregoing subsections (i), (ii) and (iii), CAPRIGHT will provide a consent in a form satisfactory to CAPRIGHT and INVESCO to be attached as an exhibit to the Registration Statement, (v) CAPRIGHT’s provision of the aforementioned consent is subject to INVESCO’s providing CAPRIGHT a commercially reasonable opportunity to review and consent to references to CAPRIGHT in any regulatory filing which require CAPRIGHT to be named as an expert, and (vi) this Agreement will be filed with the SEC. CAPRIGHT also acknowledges that it will be named as INVESCO’s independent valuation advisor and its role in the calculation of NAV will be disclosed in the Memorandum and other offering documents related to the private placement of common stock by INVESCO.

7.     WORK PRODUCT.

(a)    Permitted Disclosure. INVESCO agrees to treat the CAPRIGHT work product with the utmost confidentiality and shall not disseminate, distribute, make available or otherwise publish the CAPRIGHT work product to any third party except to (i) any third party service provider (such as INVESCO’s attorneys, accountants or consultants) using the CAPRIGHT work product in the course of providing services for the sole benefit of INVESCO, (ii) as required by statute, government regulation, legal process or judicial decree, provided that CAPRIGHT is informed of such disclosure (if permitted by law) so that CAPRIGHT may attempt to object to or limit such disclosure or (iii) as otherwise permitted under this Agreement.

(b)    INVESCO Responsibilities. CAPRIGHT will rely on information provided by INVESCO, will not verify the accuracy of such information, and CAPRIGHT shall not be responsible for any inaccuracy in such information.

(c)    Intended Use. INVESCO agrees and understands that the Property Appraisal reports will be subject to CAPRIGHT’s General Assumptions and Limiting Conditions attached as

Exhibit B hereto, which will be incorporated into the report. All users of the Property Appraisal reports are specifically cautioned to understand the Assumptions and Limiting Conditions as well as any extraordinary assumptions and hypothetical conditions which may be employed by CAPRIGHT and incorporated into the report. Moreover, all users should consider the report as only one factor together with its independent investment considerations and underwriting criteria in its overall investment decision.

(d)     Intended User. CAPRIGHT is performing the Services for INVESCO’s sole use and not for any other purpose. INVESCO acknowledges that any third parties who obtain access to any Property Appraisal reports are not authorized to use or rely upon such reports unless they are expressly permitted to rely thereon pursuant to this Agreement or a separate reliance or consent letter issued by CAPRIGHT at its sole discretion.

8.    TERM OF AGREEMENT. This Agreement shall continue in force for a period of three years from the Effective Date (“Initial Term”), with three successive one-year renewals. The renewal terms will automatically commence unless this Agreement is terminated by either party with ninety (90) calendar days’ notice prior to the end of the Initial Term or the current renewal term. Notwithstanding the foregoing, this Agreement may be terminated (i) by a party hereto immediately upon a material breach of this Agreement by the other party; provided, however, that the breaching party has the opportunity to cure such breach, if curable within a thirty (30) calendar day period, (ii) by INVESCO immediately in the event that INVESCO determines (a) not to proceed with or discontinues the private offering of its common stock pursuant to the Memorandum or (b) not to proceed with registration of the public offering of its common stock with the SEC or otherwise discontinues the public offering of INVESCO’s common stock or (iii) by INVESCO with thirty (30) calendar days’ notice upon the approval of the Board, including a majority of its independent directors. The parties’ obligations under Sections 2, 5, 6, 7, 8, 10, 11, 13, 17 and 18 of this Agreement shall survive termination of this Agreement. Except as set forth herein or as otherwise required by law, upon expiration or termination hereof, CAPRIGHT shall have no further obligations under this Agreement including, without limitation, any obligation to update any quarterly Property Appraisal reports or related information.

9.    INDEPENDENT ADVISOR. The parties agree that CAPRIGHT is being retained as an independent contractor to perform the Services and nothing in this Agreement shall be deemed to create any other relationship between CAPRIGHT and INVESCO. CAPRIGHT shall be solely responsible for the actions and inactions of itself and of its affiliates, and their respective members, officers, directors, employees, advisors, legal counsel, contractors, and agents (“CAPRIGHT Representatives”). CAPRIGHT shall not, and is not authorized to, enter into contracts or agreements on behalf of INVESCO or to otherwise create obligations of INVESCO to third parties.

10.    INDEMNIFICATION.

(a)    INVESCO agrees to indemnify and hold harmless CAPRIGHT and CAPRIGHT Representatives (collectively, the “Indemnified Parties”), from and against any losses, claims, damages, demands, and liabilities (“Damages”), joint or several, related to or arising in any manner out of INVESCO’s (i) gross negligence, fraud, or willful misconduct, (ii) material breach of the terms of this Agreement or (iii) violation of applicable law in connection with the performance of its duties under this Agreement (the “Indemnified Activities”). Notwithstanding the foregoing, INVESCO shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non-appealable judgment resulted solely from the gross negligence, fraud or willful misconduct of an Indemnified Party.

(b)    CAPRIGHT agrees to indemnify and hold harmless INVESCO, its employees, directors, officers and agents, from and against any Damages, joint or several, related to or arising in any manner out of CAPRIGHT’s (i) gross negligence, fraud, or willful misconduct, (ii) material breach of the terms of this Agreement or (iii) violation of applicable law in connection with the performance of its duties under this Agreement.

(c)    The indemnifying party agrees not to enter into any waiver, release or settlement of any threatened or pending investigative, administrative, judicial or regulatory claim, action, proceeding or investigation arising in any manner out of any Indemnified Activities (collectively “Proceedings”) which would be binding on the Indemnified Party (whether or not any Indemnified Party is a formal party to such Proceeding) without prior written consent of the Indemnified Party (which consent not to be unreasonably withheld), unless such waiver, release or settlement includes and unconditional release of the applicable Indemnified Parties from all liability arising out of such Proceeding.

(d)    This Section 10 shall remain operative and in full force and effect regardless of any withdrawal, termination, or failure to initiate or consummate any transaction contemplated by this Agreement.

11.    LIMITATION OF LIABILITY. ANYTHING IN THE AGREEMENT TO THE CONTRARY NOTWITHSTANDING, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER.

12.    INSURANCE. CAPRIGHT agrees to obtain and maintain and keep in full force and effect, at CAPRIGHT’s expense, the forms of insurance with the minimum limits of insurance stated in this Section 12. Each insurance policy will be maintained with an insurer having a rating of at least an “A-” in the most currently available Best’s Insurance Reports. CAPRIGHT will provide for at least thirty (30) days’ prior written notice to INVESCO in the event of any cancellation or material reduction in limits. CAPRIGHT will annually furnish INVESCO with certificates of insurance in satisfactory form, evidencing its compliance with these provisions. CAPRIGHT will maintain at least the following:

(a)	Statutory workers’ compensation covering all state and local requirements;

(b)	Employer’s liability with a limit of $1,000,000 for one or more claims arising from each accident;

(c)	Commercial general liability, written on an occurrence basis, with a minimum per occurrence combined single limit of $2,000,000 and a minimum aggregate combined single limit of $4,000,000;

(d)	Umbrella / Excess Liability Insurance with limits of no less than $3,000,000 per occurrence and in the aggregate;

(e)

Errors and Omissions insurance with limits of no less than $1,000,000 per occurrence and $2,000,000 in the aggregate which includes coverage for third party claims arising out of the negligent act, error or omission of CAPRIGHT; and

(f)	Fidelity bond (AKA crime insurance) at $100,000 per occurrence and aggregate, including third party liability or client coverage.

13.    Publication. CAPRIGHT agrees that INVESCO may disclose CAPRIGHT’s name and capacity as an independent valuation advisor without restriction.

14.    COLLECTION. If it becomes necessary to place collection of the fees and expenses due CAPRIGHT in the hands of a collection agent and/or an attorney (whether or not a legal action is filed) INVESCO agrees to pay all fees and expenses including reasonable attorney’s fees incurred by CAPRIGHT in connection with the collection or attempted collection thereof.

15.    USE OF INVESCO NAME. Unless informed to the contrary by INVESCO in writing, CAPRIGHT may use the name of INVESCO in promotional materials, provided no reference is made to the services performed or properties involved.

16.    THIRD PARTY BENEFICIARIES. INVESCO acknowledges that CAPRIGHT, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to INVESCO and that nothing in this Agreement is intended to confer upon any other person (other than the persons indemnified in Section 10 hereof) any rights, benefits or remedies hereunder or by reason hereof.

17.    NOTICES. All notices, requests, instructions, or documents required hereunder shall be in writing and delivered personally or via a recognized overnight delivery service mailed to the following:

To INVESCO:	To CAPRIGHT:
Invesco Real Estate Income Trust Inc. 2001 Ross Avenue, Suite 3400 Dallas, TX 75201 Attn: Amy D.B. White	401 North Michigan Avenue, Suite 1750 Chicago, IL 60611 Attn: Jules H. Marling IV

18.     AMENDMENT; ASSIGNMENT; OTHER MATTERS.

(a)    Governing Law; Exclusive Jurisdiction; Jury Trial. This Agreement and any dispute relating to the Services will be governed by and construed, interpreted and enforced in accordance with the laws of the State of Georgia without giving effect to any provisions relating to conflict of laws that require the laws of another jurisdiction to apply. The parties hereto (a) irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the County of Fulton, Atlanta, Georgia in any action, suit or proceeding arising out of or relating to this Agreement, and (b) irrevocably consent that any process or notice or motion or other application to the court or judge thereof may be served within or outside of the State of Georgia by registered or certified mail or nationally-recognized overnight delivery service, or by personal service, provided a reasonable time for appearance is allowed. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)    Entire Agreement. This Agreement (including exhibits hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior oral and written agreements, if any, between the parties. This Agreement shall be binding upon and inure to the benefit of INVESCO, CAPRIGHT, the other Indemnified Parties and their respective successors and assigns.

(c)    Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by e-mail or facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

(d)    No Joint Venture. The parties are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(e)    Amendment. No change, modification or alteration of this Agreement shall be effective unless in writing and signed by both parties.

(f)    Assignment. Neither party may assign its rights and/or obligations hereunder without the prior written consent of the other party.

(g)    Severability. The provisions of this Agreement are independent and severable from each other. If any term, clause or provision of this Agreement is deemed invalid or unenforceable for any reason, the remainder of this Agreement shall remain valid and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Valuation Services Agreement as of the date set forth above.

CAPRIGHT PROPERTY ADVISORS, LLC		INVESCO REAL ESTATE INCOME TRUST INC.

/s/ Jules H. Marling		/s/ R. Scott Dennis
By:	Jules H. Marling, MAI, CRE, FRICS	By:	R. Scott Dennis
Its:	CEO and Managing Principal	Its:	Chief Executive Officer and President
Date:	2/18/2019	Date:	1/30/2019

Signature Page to Valuation Services Agreement

EXHIBIT A

FEES

[***]

EXHIBIT B

GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

1.

Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised are clear and marketable and that there are no recorded or unrecorded matters or exceptions to title that would adversely affect marketability or value. Capright is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. Capright, however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of the title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject title(s) should be sought from a qualified title company that issues or insures title to real property. Capright assumes no private deed restrictions, limiting the use of the subject in any way.

2.

Unless otherwise specifically noted in the body of this report, it is assumed: that the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are, or will be upon completion, in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that it or they will withstand any known elements such as windstorm, hurricane, tornado, flooding, earthquake, or similar natural occurrences; and, that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. Capright professionals are not engineers and are not competent to judge matters of an engineering nature. Capright has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of Capright by ownership or management; Capright inspected less than 100 percent of the entire interior and exterior portions of the improvements; and Capright was not furnished with any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and or building system problems may not be visually detectable. If engineering consultants retained should report negative factors, of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, Capright reserves the right to amend the appraisal conclusions reported herein, if engineering consultants report negative findings.

3.

Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraisers. The appraisers have no knowledge of the existence of such materials on or in the property. The appraisers, however, are not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated ground water or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

4.

It is assumed that all factual data furnished by the client, property owner, owner’s representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, Capright has no reason to believe that any of the data furnished contains any material error. Information and data referred to in this paragraph include, without being limited to, numerical street address, lot and block numbers, Assessor’s Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historic operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, Capright reserves the right to amend conclusions reported if made aware of any such error. Accordingly, the client-addressee should carefully review all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify Capright of any questions or errors.

5.

Unless otherwise noted in the body of the report, it is assumed that there are no mineral or sub-surface rights of value involved in this appraisal and that there are no air or development rights of value that may be transferred.

6.	Unless otherwise noted in the body of the report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered.

7.

It is assumed that all information and data furnished by third parties in connection with the preparation of this report are accurate and correct, and Capright has no reason to believe to the contrary unless such is specifically noted in the body of the report. Information included in this context refers to zoning data comparable rental and sales data, verification of factual data, and general market data.

8.

This study is not being prepared for use in connection with litigation. Accordingly, no rights to expert testimony, pretrial or other conferences, deposition, or related services are included with this appraisal, except as specifically noted.

9.

This study may not be duplicated in whole or in part without the specific written consent of Capright nor may this report or copies hereof be transmitted to third parties without said consent, which consent Capright reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of Capright which consent Capright reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a “sale” or “offer for sale” of any “security,” as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. Capright shall have no accountability or responsibility to any such third party.

10.

Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of Capright to buy, sell, or hold the property or properties at the value or values stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

11.

If included in the analysis, cash flows are forecasts of estimated future operating characteristics and are predicated on the information and assumptions contained within the report. Any projections of income, expenses, and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections contained herein. Capright does not warrant that these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of Capright.

12.

The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, Capright has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the values estimated herein. Since Capright has no specific information relating to this issue, nor is Capright qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject.

13.	Unless otherwise noted, the value conclusion represents a 100 percent interest in the property appraised free and clear of any mortgage debt that may be outstanding.

14.	Capright assumes that the readers of this appraisal report are sophisticated business persons who are well versed in real estate principles and conventions.

15.

The research and preparation of this appraisal took place prior to our date of value. The reported value is predicated on the specific assumption that the status of the property as of the date of valuation is not materially different than it was as of the date of Capright’s last inspection of the subject. The appraisal is based on real estate and economic conditions and projections as best perceived as of the date of this report.